China Fire & Security Group, Inc. Announces First Quarter 2007 Results

First Quarter and Recent Highlights:

•	Revenue Increased 43% year over year to $9.5 million

•	Income from Operations increased 55% to $3.3 million with Operating Margins improving 2.7% versus Last Year to 35%

•	Proforma EPS Improves 33% to $0.12

•	Company signs Amendment with Series A and Series B warrant holders leading to the Elimination of the Change in Fair Value of Derivates from Income Statement beginning in the Third Quarter 2007

•	Four New Board Members added, Company Applies for Nasdaq Capital Market Listing

BEIJING, May __, 2007 -- China Fire & Security Group, Inc. (OTC Bulletin Board: CFSG) “China Fire”, a leading industrial fire protection products and solutions provider in China, today announced their financial results for the first quarter ending March 31, 2007.

For the first quarter of 2007, revenue increased 42.8 percent to $9.5 million compared to $6.7 million for the same period in 2006. This increase was a result of improving sales execution and further penetration of the Company’s customer base in the iron and steel industries while continuing to successfully deliver more products and total solutions to industrial customers. Total solutions accounted for 76.6 percent of revenue with product sales representing 22.1 percent and maintenance comprising the remaining revenue. Gross profit was $5.0 million during the first quarter 2007 compared to $3.5 million last year, an increase of 42.7 percent. Gross margins of 52.8 percent were unchanged versus last year but improved sequentially as the Company sold a higher mix of proprietary products compared to the fourth quarter of last year.

Operating expenses increased 24.5 percent to $1.7 million for the first quarter compared to $1.4 million last year with the year over year increase primarily related to higher public company expenses. Income from operations was $3.3 million, representing a 54.7 percent increase from the same period last year. Operating margins for the period were 34.5 percent compared to 31.8 percent in the first quarter of 2006 as the Company focused on controlling costs and improving profitability.

During the first quarter of 2007 the Company recorded a gain of $0.8 million which was related to the partial reversal of the change in fair value of derivative charges associated with the Company’s Series A and Series B warrants incurred in the fourth quarter of 2006 as compared to no such gain last year. Net income for the period was $4.1 million compared to $2.2 million, an increase of 89.0 percent with weighted average per fully diluted share increasing 66.7 percent to $0.15 compared to $0.09 last year. Excluding non-cash benefits proforma net income was $3.3 million for the first quarter 2007 or a 33 percent increase to $0.12 per weighted average fully diluted share. As of the end of the quarter the Company had 27.0 million fully diluted shares outstanding.

“We are pleased to sign the amendment with our shareholders in regards to the Series A and Series B warrants to remove certain stipulations that were forcing us to count the warrants as derivative instruments,” Mr. Lin continued. “Cumulatively between the fourth quarter of 2006 and the first quarter of 2007 we incurred $0.8 million in non cash expenses related these items. With this liability now removed we anticipate the elimination of these non cash variables beginning in the third quarter of this year thus making it easier for investors to discern our financial progress.”

The Company ended the quarter with a strong financial position. Cash and restricted cash totaled $10.7 million on March 31, 2007. Current assets increased 6.3 percent to $46.4 million versus last year with the Company reporting working capital of $26.6 million. The Company has no long term debt with shareholder’s equity of $29.5 million.

“The pace of business through the first quarter has tracked in line with our internal expectations and is consistent with our “make good” target for 2007 of $13.0 million in net income and $0.46 per fully diluted earnings per share,” Mr. Lin concluded. “As we look forward we anticipate signing new contracts with customers while expanding our product portfolio and increasing our domestic market share.”

Teleconference Information:

The conference call will take place at 4:30 p.m. EST on Monday May 14th, 2007. Interested participants should call 866-406-5369 when calling within the United States or 973-582-2847 when calling internationally. There will be a playback available until 11:59 p.m. eastern time May 21, 2007. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8789379 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00003F2F or at ViaVid's website at www.viavid.net. The webcast can be accessed through June 14, 2007.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc., through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited (''Sureland'') and Sureland Industrial Fire Equipment (Beijing) Limited (''Sureland Equipment''), is engaged primarily in the design, development, manufacture and sale in China of a variety of fire safety products for the industrial fire safety market and the design and installation of industrial fire safety systems in which it uses its own fire safety products. It also provides maintenance services for customers of its industrial fire safety systems.

Headquartered in Beijing with over 30 sales and project offices throughout China, Sureland markets its industrial fire safety products and systems primarily to major companies in the iron and steel, power and petrochemical industries in China. It is developing and expanding its business in other industrial sectors including transportation, wine and tobacco, vessels, nuclear energy, and public space markets.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

Investors:
  Matt Hayden,
  HC International
  Tel: +1-858-704-5065

Chine Fire & Security Group, Inc.:
Brian Lin, CEO
   Tel: +86-10-8589-7509

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

	March 31,	December 31,
	2007	2006
	Unaudited

ASSETS
CURRENT ASSETS:
Cash	$9,921,357	$9,426,091
Restricted cash	733,079	1,622,833
Accounts receivable, net of allowance for doubtful accounts of $1,372,329 and
$1,252,947 as of March 31, 2007 and December 31, 2006, respectively	14,679,031	13,262,040
Accounts receivable - related party	336,433	333,056
Notes receivable	984,200	903,425
Other receivables	1,338,849	785,111
Other receivables - related party	90,920	90,008
Inventories	3,549,366	4,190,830
Costs and estimated earnings in excess of billings	9,846,489	9,020,122
Employee advances	1,999,290	1,648,560
Prepayments and deferred expenses	2,931,053	2,396,571
Total current assets	46,410,067	43,678,647

PLANT AND EQUIPMENT, net	3,669,210	3,529,808

OTHER ASSETS:
Deferred expenses - non current	-	40,830
Investment in Tianjin Fire Safety Equipment Co. Ltd.	506,371	501,288
Intangible assets - land use right, net of accumulated amortization	560,554	558,255
Total other assets	1,066,925	1,100,373

Total assets	$51,146,202	$48,308,828
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,830,955	$5,796,979
Accounts payable - related party	-	320,754
Customer deposits	5,193,027	2,713,451
Billings in excess of costs and estimated earnings	6,886,639	8,867,624
Other payables	620,901	388,434
Other payables - related party	523	50,523
Accrued liabilities	2,139,075	1,891,628
Taxes payable	159,084	619,949
Total current liabilities	19,830,204	20,649,342

DERIVATIVE INSTRUMENT LIABILITIES	1,846,648	2,680,811

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized,
26,461,678 shares issued and outstanding	26,462	26,462
Additional paid-in-capital	13,458,171	13,393,171
Statutory reserves	3,728,127	3,728,127
Retained earnings	10,895,509	6,765,393
Accumulated other comprehensive income	1,361,081	1,065,522
Total shareholders' equity	29,469,350	24,978,675

Total liabilities and shareholders' equity	$51,146,202	$48,308,828

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Unaudited)
	2007	2006
REVENUES	$9,499,460	$6,654,350
COST OF REVENUES	4,483,555	3,138,374
GROSS PROFIT	5,015,905	3,515,976

OPERATING EXPENSE
Selling and marketing	551,410	581,900
General and administrative	1,011,044	501,729
Depreciation and amortization	126,483	136,889
Research and development	50,295	176,972
Total operating expense	1,739,232	1,397,490

INCOME FROM OPERATIONS	3,276,673	2,118,486

OTHER INCOME (EXPENSE)
Change in fair value of derivative instruments	834,163	-
Other income, net of other expense	19,280	99,101
Total other income (expense)	853,443	99,101

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	4,130,116	2,217,587

PROVISION FOR INCOME TAXES	-	13,656
NET INCOME BEFORE MINORITY INTEREST	4,130,116	2,203,931
MINORITY INTEREST	-	18,890

NET INCOME	4,130,116	2,185,041
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	295,559	87,684

COMPREHENSIVE INCOME	$4,425,675	$2,272,725

WEIGHTED AVERAGE NUMBER OF SHARES - BASIC	26,461,678	24,000,000
WEIGHTED AVERAGE NUMBER OF SHARES - DILUTED	27,001,528	24,000,000
EARNING PER SHARE - BASIC	$0.16	$0.09
EARNING PER SHARE - DILUTED	$0.15	$0.09